Exhibit 99.1

Investor and Financial Contacts:

Carol Cox

Investor Relations

(760) 603-7208

Life Technologies Announces First Quarter 2012 Results

— Revenue increased 5 percent to $939 million

— GAAP earnings per share (EPS) increased to $0.72, or $0.99 on a non-GAAP basis, an increase of 17 percent

— Company repurchased $185 million of shares in first quarter 2012

CARLSBAD, CA, April 24, 2012 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its first quarter ended March 31, 2012. Revenue for the first quarter was $939 million, an increase of 5 percent over the $897 million reported for the first quarter of 2011. Excluding the impact of currency, revenue growth for the quarter was 2 percent compared to the same period of the prior year.

“We had a successful start to the year as strength across our businesses and improved efficiencies drove revenue and earnings growth above our guidance expectations,” said Gregory T. Lucier, Chairman and Chief Executive Officer of Life Technologies. “Our solid results were driven by increased sales in our Genetic Analysis business group, particularly in Ion Torrent, growth in our emerging and applied markets, and a 200 basis point expansion in operating margins, resulting in EPS growth of 17 percent.”

“During the quarter, we continued to deliver on our innovation pipeline, launching the Ion AmpliSeq™ Custom Panels and TaqMan® Mutation Detection Assays. We made solid progress in our Applied Sciences business completing two tuck-in acquisitions in our Animal Health and Food Safety business, where we pro-actively pursued assets to help differentiate us in the market place.”

Life Technologies reported current quarter results compared to the quarter ended March 31, 2011. Results are non-GAAP unless indicated otherwise. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today’s press release.

Analysis of First Quarter 2012 Results

•	First quarter revenue increased 5 percent over the prior year. Revenue growth without the impact from currency was 2 percent.

•

Gross margin in the first quarter was 66.6 percent, approximately 30 basis points higher than the same period of the prior year due to a benefit from the roll off of currency hedges which were in place last year, realized price and the positive impact from increased productivity, partially offset by the negative impact from higher Ion Torrent instrument sales and lower royalty revenue.

•

Operating margin was 30.2 percent in the first quarter, approximately 200 basis points higher than the same period of the prior year. Operating margin improvement was primarily due to the company’s continued focus on operational efficiencies, offset by increases in our investments in emerging and applied markets.

•	First quarter tax rate was 28.4 percent.

•	First quarter EPS increased 17 percent to $0.99.

•

Diluted weighted shares outstanding were 183.1 million in the first quarter, a decrease of 3 million shares over the prior year. The decrease was a result of the continuation of the company’s share repurchase program, partially offset by dilution from employee equity programs. The company repurchased $185 million or 4 million shares in the first quarter of 2012.

•

Cash flow from operating activities for the first quarter was $104 million. First quarter capital expenditures were $25 million, resulting in free cash flow of $79 million. The company ended the quarter with $264 million in cash and short-term investments.

Business Group Highlights:

As previously announced, Life Technologies has modified its financial reporting into three new business groups to better reflect the company’s internal organization and end markets. These business groups are Research Consumables, Genetic Analysis and Applied Sciences. These changes have no impact on results of operations, financial condition or cash flows of the company as a whole.

The company’s internal organization had previously been structured around its technology platforms of Molecular Biology Systems, Genetic Systems and Cell Systems. As a result of this business realignment, the company is reporting its financial results for these three new business groups commencing with the quarter ended March 31, 2012. The revised financial data reflecting these changes were released in a Form 8-K on April 11, 2012 and is also available at the company’s investor relations website at https://ir.lifetechnologies.com.

•

Research Consumables revenue was $420 million, an increase of 4 percent compared to the prior year. Excluding the impact from currency, revenue for the business group grew 1 percent over prior year, as a result of growth in cell culture workflow products, endpoint PCR products and molecular and cell biology consumables.

•

Genetic Analysis revenue was $356 million in the first quarter, an increase of 7 percent over the same period last year. Excluding the impact from currency, revenue increased 4 percent as a result of growth of the Ion Torrent and CE products, which was partially offset by lower qPCR royalties and lower sales of SOLiD products, both of which were expected.

•

Applied Sciences revenue was $162 million in the first quarter, an increase of 4 percent over the same period last year. Excluding the impact from currency, revenue grew 3 percent year over year, driven by increased sales in BioProduction, Forensics and Animal Health and Food Safety products.

•

Regional revenue growth rates for the quarter compared to the same quarter of the prior year were as follows: the Americas were flat, Europe grew 2 percent, Asia Pacific grew 8 percent and Japan grew 7 percent.

•	Revenue from orders transacted through Life Technologies’ eCommerce channels grew 6 percent during the quarter. Over 50 percent of all transactions are processed using eCommerce platforms.

Fiscal Year 2012 Outlook

Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company reaffirmed its guidance for organic revenue growth of 2 to 4 percent over 2011 revenues of $3.7 billion and non-GAAP earnings per share to be in a range of $3.90 to $4.05. The company will provide further detail on its business outlook during the webcast today.

Webcast Details

The company will discuss its financial and business results as well as its business outlook on its webcast at 4:30 PM ET today. This webcast will contain forward-looking information. The webcast will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the webcast will be posted at the company’s investor relations website at https://ir.lifetechnologies.com. The webcast can be accessed through the investor relations page of the company’s website at https://ir.lifetechnologies.com/events.cfm. A replay of the webcast will be available on the company’s website through Tuesday, May 15, 2012.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific and medical advancements that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance the fields of discovery and translational research, molecular medicine, stem cell-based therapies, food safety and animal health, and 21st century forensics. The company manufactures both molecular diagnostic and research use only products. Life Technologies’ industry-leading brands are found in nearly every life sciences lab in the world and include innovative instrument systems under the Applied Biosystems and Ion Torrent names, as well as, the broadest range of reagents with its Invitrogen, GIBCO, Ambion, Molecular Probes and TaqMan® products. Life Technologies had sales of $3.7 billion in 2011, employs approximately 10,400 people, has a presence in approximately 160 countries, and possesses one of the largest intellectual property estates in the life sciences industry, with approximately 4,000 patents and exclusive licenses. For more information on how we are making a difference, please visit our website: www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intend that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; and corporate strategy and performance. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

Non-GAAP Measurements

This press release includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at on the investor relations portion of the company’s website at www.lifetechnologies.com.

Investor and Financial Contact:

Carol Cox

Investor Relations

(760) 603-7208

ir@lifetech.com

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data) (unaudited)	For the three months ended March 31, 2012				For the three months ended March 31, 2011
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$939,114	$(93	)(2)	$939,021	$895,893	$930	(2)	$896,823
Cost of revenues	313,681	169	(3)	313,850	300,703	1,372	(3)	302,075
Purchased intangibles amortization	72,106	(72,106	)(4)	—	76,150	(76,150	)(4)	—

Gross profit	553,327	71,844		625,171	519,040	75,708		594,748

Gross margin	58.9%			66.6%	57.9%			66.3%
Operating expenses:
Selling, general and administrative	253,398	33	(5)	253,431	252,841	(2,287	)(5)	250,554
Research and development	88,598	(26	)(5)	88,572	92,775	(1,311	)(5)	91,464
Business consolidation costs	14,266	(14,266	)(6)	—	14,683	(14,683	)(6)	—

Total operating expenses	356,262	(14,259)		342,003	360,299	(18,281)		342,018

Operating income	197,065	86,103		283,168	158,741	93,989		252,730
Operating margin	21.0%			30.2%	17.7%			28.2%
Interest income	764	—		764	887	—		887
Interest expense	(35,738)	5,382	(7)	(30,356)	(43,146)	8,725	(7)	(34,421)
Other expense, net	(5,716)	5,297	(8)	(419)	(1,351)	—		(1,351)

Total other income (expense), net	(40,690)	10,679		(30,011)	(43,610)	8,725		(34,885)

Income from operations before provision for income taxes	156,375	96,782		253,157	115,131	102,714		217,845
Income tax provision	(23,736)	(48,076	)(9)	(71,812)	(21,552)	(38,564	)(9)	(60,116)

Net income	132,639	48,706		181,345	93,579	64,150		157,729
Net loss attributable to non-controlling interests	—	—		—	108	98	(10)	10

Net income attributable to controlling interest	$132,639	$48,706		$181,345	$93,687	$64,248		$157,739
Effective tax rate	15.2%			28.4%	18.7%			27.6%
Add back interest expense for subordinated debt, net of tax	12			12	33			33

Numerator for diluted earnings per share	$132,651	$48,706		$181,357	$93,720	$64,248		$157,772

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.74			$1.01	$0.52			$0.87

Diluted earnings per share attributable to controlling interest	$0.72			$0.99	$0.50			$0.85

Weighted average shares used in per share calculation:
Basic	178,873			178,873	180,365			180,365
Diluted	183,113			183,113	186,266			186,266

(1)

The Company reports Non-GAAP results which exclude costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs include restructuring charges, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, revaluation charges for inventories, contingent consideration liabilities, and asset impairments, and in process research and development expenses incurred as a result of business combinations, as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

(2)

Add back fair value amortization of purchased deferred revenue of $0.4 million, offset for adjustment to revenue related to a discontinued product of $0.5 million for the three months ended March 31, 2012. Add back fair value amortization of purchased deferred revenue of $0.9 million for the three months ended March 31, 2011.

(3)

Adjust for compensation cost of $0.2 million related to the historical portion of the settlement of a licensing dispute for the three months ended March 31, 2012. Adjust for contingent consideration revaluation of $1.9 million, offset with $0.5 million of purchase accounting related cost of revenue revaluation for the three months ended March 31, 2011.

(4)	Add back amortization of purchased intangibles.
(5)

Add back depreciation of purchase accounting property, plant, and equipment revaluations of $0.9 million, offset by adjustment for compensation cost of $0.9 million related to the historical portion of the settlement of a licensing dispute for the three months ended March 31, 2012. Add back depreciation of purchase accounting property, plant, and equipment revaluations of $2.1 million and accelerated compensation expense related to business acquisitions of $1.5 million for the three months ended March 31, 2011.

(6)	Add back business consolidation costs.
(7)

Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $1.7 million and $7.2 million for the three months ended March 31, 2012 and 2011, respectively. Add back charges related to the extinguishment of a line of credit facility of $3.7 million for the three months ended March 31, 2012. Adjust for imputed finance charge of $1.5 million associated with contingent consideration on business acquisitions for the three months ended March 31, 2011.

(8)	Add back charges associated with a divestiture activity.
(9)

Non-GAAP tax differs from GAAP tax expense due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(10)

Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant and equipment revaluations attributable to non-controlling interest, net of tax benefit.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months
	ended March 31,
(in thousands)(unaudited)	2012	2011
Net income	$132,639	$93,579
Add back amortization and share-based compensation	92,962	98,155
Add back depreciation	31,459	30,317
Balance sheet changes	(62,939)	(96,785)
Other noncash adjustments	(90,205)	(10,215)

Net cash provided by operating activities	103,916	115,051
Capital expenditures	(25,006)	(16,576)

Free cash flow	78,910	98,475
Net cash used in investing activities	(39,417)	(34,287)
Net cash used in financing activities	(663,372)	(194,720)
Effect of exchange rate changes on cash	4,129	10,658

Net decrease in cash and cash equivalents	$(619,750)	$(119,874)

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands)	2012	2011
ASSETS	(unaudited)
Current assets:
Cash and short-term investments	$263,581	$881,994
Trade accounts receivable, net of allowance for doubtful accounts	655,578	636,998
Inventories	396,971	377,866
Prepaid expenses and other current assets	216,972	196,759

Total current assets	1,533,102	2,093,617
Long-term assets	7,046,062	7,094,346

Total assets	$8,579,164	$9,187,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$252,524	$450,839
Short-term borrowings	125,000	—
Accounts payable, accrued expenses and other current liabilities	704,532	1,045,467

Total current liabilities	1,082,056	1,496,306
Long-term debt	2,047,308	2,297,653
Other long-term liabilities	746,202	794,778
Stockholders’ equity	4,703,598	4,599,226

Total liabilities and stockholders’ equity	$8,579,164	$9,187,963